Exhibit 99.1

FOR IMMEDIATE RELEASE
Date: February 21, 2023
For Further Information Contact:
Donald E. Gibson
President and Chief Executive Officer
(518) 943-2600
donaldg@tbogc.com

GREENE COUNTY BANCORP, INC.
DECLARES TWO-FOR-ONE STOCK SPLIT

Catskill, NY – February 21, 2023.  Greene County Bancorp, Inc. (The “Company”) (NASDAQ-GCBC), the holding company for The Bank of Greene County, today announced that its Board of Directors has approved and declared a two-for-one stock split in the form of a stock dividend on its outstanding shares of common stock. Each stockholder of record as of the close of business on March 8, 2023 will receive one additional share of common stock for each share then held, to be distributed after the close of business on March 23, 2023.  Based on the number of shares currently outstanding the Company will have 17,026,828 shares of common stock outstanding on a split-adjusted basis.

Donald E. Gibson, President and Chief Executive of the Company, said, “We believe that the two-for-one stock split is an action that could enhance the investment value and liquidity of our common stock, and we believe that it is warranted, in light of the Company’s successful year and increase in stock price.”

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Greene County Bancorp, Inc. is the direct and indirect holding company for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley Region and Capital District Region in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

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